UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Charter Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	84-1496755
(State of incorporation or organization)	(IRS Employer Identification No.)

400 Washington Blvd. Stamford, CT	06902
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Cumulative Redeemable Preferred Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:
333-283779

Securities to be registered pursuant to Section 12(g) of the Act:
None

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by Charter Communications, Inc., a Delaware corporation (“Charter”), with the U.S. Securities and Exchange Commission in connection with the registration of Charter’s Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Charter Series A Preferred Stock”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the listing of the Charter Series A Preferred Stock on the Nasdaq Stock Market LLC (“Nasdaq”).  The trading symbol for the Charter Series A Preferred Stock on Nasdaq will be “CHTRP”.

Charter is registering Charter Series A Preferred Stock to be issued in connection with the completion of its acquisition of Liberty Broadband Corporation, a Delaware corporation (“Liberty”), pursuant to the Agreement and Plan of Merger, dated as of November 12, 2024 (as amended from time to time, the “Merger Agreement”), by and among Charter, Liberty, Fusion Merger Sub 1, LLC, a Delaware limited liability company and a wholly owned subsidiary of Charter (“Merger Sub 1”), and Fusion Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Merger Sub 1.  At the closing of the acquisition, each share of Liberty’s Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Liberty Preferred Stock”) will be converted into the right to receive one share of newly issued Charter Series A Preferred Stock, as described more fully in Charter’s Registration Statement on Form S-4 (File No. 333-283779) (the “Registration Statement”), filed on December 13, 2024, as amended on January 10, 2025 and January 17, 2025 and declared effective on January 22, 2025.

Item 1.	Description of Registrant’s Securities to be Registered.

The description of Charter Series A Preferred Stock as set forth under the caption “Description of Charter Rollover Preferred Stock” in the Registration Statement, and in Charter’s definitive joint proxy statement/prospectus filed pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on January 22, 2025, is incorporated herein by reference.  The description of the Charter Series A Preferred Stock is qualified in its entirety by reference to the Certificate of Designations setting forth the preferences, rights and limitations of the Charter Series A Preferred Stock, a form of which is filed as Exhibit 3.3 hereto, which is incorporated herein by reference.

Item 2.	Exhibits.

Number	Description

3.1
Amended and Restated Certificate of Incorporation of Charter Communications, Inc. dated as of May 18, 2016, as amended by Certificate of Amendment to Amended and Restated Certificate of Incorporation of Charter Communications, Inc., dated as of April 23, 2024 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Charter Communications, Inc. on July 26, 2024).

3.2
Form of Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (incorporated by reference to Annex D to the definitive proxy statement filed by Charter Communications, Inc. on July 2, 2025).

3.3
Form of Certificate of Designations of Series A Cumulative Redeemable Preferred Stock of Charter Communications, Inc. (incorporated by reference to Annex I to the definitive joint proxy statement/prospectus filed by Charter Communications, Inc. on January 22, 2025).

3.4
Amended and Restated By-laws of Charter Communications, Inc. as of October 24, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Charter Communications, Inc. on October 27, 2023).

3.5	Form of Amended and Restated By-laws of Charter Communications, Inc. (incorporated by reference to Annex H to the definitive proxy statement filed by Charter Communications, Inc. on July 2, 2025).

4.1	Instruments defining the Rights of Security Holders — reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 19, 2026	CHARTER COMMUNICATIONS, INC.

	By:	/s/ Jessica M. Fischer
	Name:	Jessica M. Fischer
	Title:	Chief Financial Officer